UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

VISTRA ENERGY CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	36-4833255 (I.R.S. Employer Identification No.)

6555 Sierra Drive Irving, Texas 75039 (Address of Principal Executive Offices)	75039 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Warrants to purchase Common Stock	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

For a description of the Warrants, reference is made to the information under the caption “Warrant Agreement” under Item 1.01 of the Current Report on Form 8-K filed by Dynegy Inc. and Illinois Power Generating Company with the Securities and Exchange Commission (the “Commission”) on February 7, 2017, which description is incorporated herein by reference and made a part of this registration statement in its entirety, except that each reference to Dynegy Inc. and/or its common stock or equity securities shall be replaced in such descriptions with a reference to Vistra Energy Corp. (the “Registrant”) and/or its common stock or equity securities, as the case may be. In addition, the common stock of Dynegy Inc. that the holder of each Warrant would have been entitled to receive upon the exercise of the Warrants in accordance with the terms of the Warrant Agreement, dated February 2, 2017, by and among Dynegy Inc., Computershare Inc. and Computershare Trust Company, N.A., as warrant agent (the “Warrant Agreement”), filed with the Commission on February 6, 2017 as Exhibit 4.1 of the Current Report on Form 8-K by Dynegy Inc. and Illinois Power Generating Company, shall be replaced by such number of shares of common stock of the Registrant to which the holder of the number of shares of the Dynegy Inc. common stock then deliverable upon the exercise or conversion of such Warrants would have been entitled to receive upon the consummation of merger of Dynegy Inc. with and into the Registrant, with the Registrant continuing as the surviving corporation, pursuant to the Agreement and Plan of Merger, dated as of October 29, 2017, by and between the Registrant and Dynegy Inc., filed by the Registrant with the Commission as Annex A to the joint proxy statement and prospectus dated December 13, 2017 as a part of the Registrant’s registration statement on Form S-4 (File No. 333-222049). The text of the Warrant Agreement, as supplemented by the First Supplemental Warrant Agreement, dated April 9, 2018, by and among the Registrant, Computershare Inc. and Computershare Trust Company, N.A., as warrant agent, and the description of the Registrant’s common stock as set forth under the caption “Description of Capital Stock” in the prospectus dated May 9, 2017, filed by the Registrant with the Commission on May 9, 2017, pursuant to Rule 424(b)(3) under the Act, as part of the Registrant’s registration statement on Form S-1 (No. 333-215288), as amended, each as filed herewith, is incorporated herein by reference.

Item 2. Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, by and between Vistra Energy Corp. and Dynegy Inc., dated October 29, 2017 (incorporated by reference to Annex A to the Registrant’s Form S-4 (Registration No. 333-222049) filed on December 13, 2017)

3.1	Certification of Incorporation of TCEH Corp. (now known as Vistra Energy Corp.), dated October 3, 2016 (incorporated by reference to Exhibit 3.1 of the Registrant’s Form S-1 (Registration No. 333-215288) filed on December 23, 2016)

3.2	Certificate of Amendment of Certificate of Incorporation of TCEH Corp. (now known as Vistra Energy Corp.), dated November 2, 2016 (incorporated by reference to Exhibit 3.2 of the Registrant’s Form S-1 (Registration No. 333-215288) filed on December 23, 2016)

3.3	Restated Bylaws of Vistra Energy Corp., dated November 4, 2016 (incorporated by reference to Exhibit 3.3 of the Registrant’s Form S-1 (Registration No. 333-215288) filed on December 23, 2016)

4.1	Warrant Agreement, dated February 2, 2017, by and among Dynegy Inc., Computershare Inc. and Computershare Trust Company, N.A., as warrant agent (incorporated by reference to Exhibit 4.1 of Dynegy Inc.’s Form 8-K (Registration No. 001-33443) filed on February 7, 2017)

4.2	First Supplemental Warrant Agreement, dated April 9, 2018, by and among Vistra Energy Corp., Computershare Inc. and Computershare Trust Company, N.A., as warrant agent

99.1	Prospectus of Vistra Energy Corp., dated May 9, 2017 and filed on May 9, 2017, relating to the common stock of Vistra Energy Corp. (File 333-215288) (incorporated by reference)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

VISTRA ENERGY CORP.

By:	/s/ Kristopher E. Moldovan
	Name:	Kristopher E. Moldovan
	Title:	Senior Vice President and Treasurer

Date: April 9, 2018